Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2025

Financial Results

Hsinchu, Taiwan (April 10, 2025)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2025, ended February 28, 2025.

Revenue for the second quarter of fiscal 2025 increased to $10.9 million, compared to $1.3 million in the first quarter of fiscal 2025. GAAP net income attributable to SemiLEDs stockholders for the second quarter of fiscal 2025 increased to $388 thousand, or $0.05 per diluted share, compared to a net loss of $547 thousand, or $(0.08) per diluted share, in the first quarter of fiscal 2025.

GAAP gross margin for the second quarter of fiscal 2025 decreased to 9%, compared to 21% for the first quarter of fiscal 2025. Operating margin for the second quarter of fiscal 2025 was 1%, compared with negative 52% for the first quarter of fiscal 2025. The Company’s cash and cash equivalents were $2.4 million at February 28, 2025, compared to $1.2 million at the end of the first quarter of fiscal 2025.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the third quarter ending May 31, 2025 the expedited timing of the recognition of revenue relating to the buy-sell purchase orders and estimated costs of revenue related thereto, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,384	$1,248
Restricted cash and cash equivalents	76	77
Accounts receivable (including related parties), net	280	261
Inventories	13,531	3,722
Prepaid expenses and other current assets	1,973	185
Total current assets	18,244	5,493
Property, plant and equipment, net	2,598	2,609
Operating lease right of use assets	1,119	1,041
Intangible assets, net	89	85
Investments in unconsolidated entities	930	949
Other assets	206	223
TOTAL ASSETS	$23,186	$10,400
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,242	$2,847
Accounts payable	445	340
Accrued expenses and other current liabilities	15,063	2,799
Other payable to related parties	1,096	1,049
Operating lease liabilities, current	128	76
Total current liabilities	17,974	7,111
Long-term debt, excluding current installments	626	744
Operating lease liabilities, less current portion	991	965
Total liabilities	19,591	8,820
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	188,913	187,277
Accumulated other comprehensive income	3,522	3,531
Accumulated deficit	(188,840)	(189,228)
Total SemiLEDs stockholders' equity	3,595	1,580
Total equity	3,595	1,580
TOTAL LIABILITIES AND EQUITY	$23,186	$10,400

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2025	2024
Revenues, net	$10,872	$1,261
Cost of revenues	9,869	1,001
Gross profit	1,003	260
Operating expenses:
Research and development	279	221
Selling, general and administrative	614	696
Total operating expenses	893	917
Income (loss) from operations	110	(657)
Other income (expenses):
Investment loss	(10)	(3)
Interest expenses, net	(42)	(67)
Other income, net	265	282
Foreign currency transaction gain (loss), net	65	(102)
Total other income, net	278	110
Income (loss) before income taxes	388	(547)
Income tax expense	—	—
Net income (loss)	388	(547)
Net income (loss) attributable to SemiLEDs stockholders	$388	$(547)
Net income (loss) per share attributable to SemiLEDs stockholders:
Basic and diluted	$0.05	$(0.08)
Shares used in computing net income (loss) per share attributable to SemiLEDs stockholders:
Basic and diluted	7,222	7,212